CONTACT:  Donald        J.
                                        Swistowicz
          FOR IMMEDIATE RELEASE                   (630) 875-7460
                                        TRADED:   NASDAQ/NMS
                                        SYMBOL:   FMBI


                                         FIRST MIDWEST BANCORP
                                      ANNOUNCES SHARE REPURCHASES

                  ITASCA, IL.,  NOVEMBER 13, 1996--First Midwest Bancorp, Inc.

          (NASDAQ/NMS:FMBI) today  announced that it intends  to repurchase up to 900,000 shares,  or 6.6%, of its outstanding  common stock.

          The shares will be purchased from time to time in the open market and/or through privately negotiated transactions.



               The Company  also announced  its intention to  repurchase an additional  number of shares  that it anticipates  issuing in the next approximate 12 months  in conjunction with its stock  option

          and  employee benefit plans.   These purchases will  also be made

          from time to time in open market transactions.



               With  assets of  $3.1  billion, First  Midwest is  Illinois'

          third  largest bank holding company providing commercial banking,

          trust, investment  management and  mortgage services in  northern

          Illinois and eastern Iowa.

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